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                                                                      Exhibit 11

                                     Collins & Aikman Corporation
                                   Computation of Earnings Per Share
                                  In thousands, except per share data
                                              (Unaudited)


                                                 Quarter Ended             Six Months Ended
                                             July 29,     July 30,      July 29,      July 30,
                                              1995         1994          1995          1994
      Average shares outstanding during
        the period  . . . . . . . . . . .      70,373       28,164        70,447        28,164

      Incremental shares under stock
        options computed under the
        treasury stock method using the
        average market price of
        issuer's stock during the period        1,156        9,649         1,192         5,657

         Total shares for primary EPS   .      71,529       37,813        71,639        33,821

      Additional shares under stock
        options computed under the
        treasury stock method using the
        ending price of issuer's stock  .         157         -               78          -


         Total shares for fully diluted
           EPS  . . . . . . . . . . . . .      71,686       37,813        71,717        33,821

      Income (loss) applicable to
        common shareholders:
         Continuing operations (1)  . . .  $   15,445   $  (82,021)   $   44,346    $  (76,353)
         Extraordinary item   . . . . . .        -        (106,528)         -         (106,528)

         Net income (loss)  . . . . . . .  $   15,445   $ (188,549)   $   44,346    $ (182,881)

      Income (loss) per primary and fully
        diluted common share:
         Continuing operations  . . . . .  $      .22   $    (2.17)   $      .62    $    (2.26)
         Extraordinary item   . . . . . .        -           (2.82)         -            (3.15)

         Net income (loss)  . . . . . . .  $      .22   $    (4.99)   $      .62    $    (5.41)



      Notes:

      (1) Loss from continuing operations for the quarter and six months ended July 30, 1994 has been adjusted for dividends and accretion requirements on redeemable preferred stock of $7,322 and $14,408, respectively. In addition, loss from continuing operations for the quarter and six months ended July 30, 1994 has been adjusted for the loss on redemption of preferred stock of $82,022.